Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 333-185068 on Form S-8 and Registration Statement No. 333-185069 on Form S-3 of NGL Energy Partners LP of our report dated May 30, 2012, except for Note 9, as to which the date is February 15, 2013, relating to the financial statements of Third Coast Towing, L.L.C. as of December 31, 2011 and for the two years then ended, and of our report dated February 15, 2013 relating to the financial statements of Third Coast Towing, L.L.C. as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011, both of which are included in this Current Report on Form 8-K/A of NGL Energy Partners LP.

/s/ Roloff, Hnatek & Co., L.L.P.

Victoria, Texas

March 13, 2013